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                                                               EXHIBIT 23.2


                  CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Immulogic Pharmaceutical Corporation (the "Company") on Form S-8 to register 100,000 shares of the Company's common stock for the 1993 Director's Stock Option Plan of our report, dated February 9, 1996, except for the information contained in Note F, for which the date is March 22, 1996, on our audit of the consolidated financial statements of the Company as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in the Company's 1995 Annual Report on Form 10-K.



                                               /s/ COOPERS & LYBRAND L.L.P.
                                               ----------------------------
                                                   COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
July 18, 1996